The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated August 27, 2007
PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 372 to
AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated September , 2007
Rule 424(b)(2)

$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Buffered Currency-Linked Securities due March 31, 2009
Based on the Performance of a Basket of Currencies Relative to the U.S. Dollar
Australian dollar + British pound + Canadian dollar +
Eurozone euro + New Zealand dollar + Norwegian krone

Unlike ordinary debt securities, the securities do not pay interest and only guarantee a return of 50% of principal at maturity. Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on whether an equally-weighted basket of six currencies strengthens or declines relative to the U.S. dollar, as determined at maturity. The basket is composed of the Australian dollar, the British pound, the Canadian dollar, the Eurozone euro, the New Zealand dollar and the Norwegian krone, each of which we refer to as a basket currency and collectively as the basket currencies. If the basket of currencies strengthens relative to the U.S. dollar, the payment at maturity will be greater than the $1,000 stated principal amount. If the basket declines relative to the U.S. dollar, the payment at maturity will be less than or equal to the $1,000 stated principal amount. In no event will the payment at maturity be less than the minimum payment at maturity of $500 per security.

The stated principal amount and issue price of each security is $1,000.
We will not pay interest on the securities.
At maturity, you will receive an amount per security based on the performance of the basket currencies relative to the U.S. dollar. The basket performance may be positive or negative.
º	If the basket of currencies strengthens relative to the U.S. dollar, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 plus the leveraged upside payment.
➢ The leveraged upside payment will equal $1,000 times the basket performance times 160-180%, which we refer to as the leverage factor. The actual leverage factor will be determined on the day we price the securities for initial sale to the public, which we refer to as the pricing date.
º	If the basket of currencies remains unchanged or weakens relative to the U.S. dollar by an amount less than or equal to the buffer amount of 10%, you will receive your $1,000 stated principal amount.
º	If the basket of currencies weakens relative to the U.S. dollar by more than the buffer amount of 10%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to (i) $1,000 times (ii) one plus the basket performance plus (iii) $100. In this case, your payment will be less than the $1,000 stated principal amount of the securities. However, under no circumstances will the securities pay less than the minimum payment at maturity of $500 per security at maturity.
The basket performance will equal the sum of the performance values of each of the basket currencies as determined on March 20, 2009, which we refer to as the valuation date.
º	The performance value for each basket currency measures the change in strength of the basket currency relative to the U.S. dollar and will equal (i) the percentage change relative to the U.S. dollar, whether positive or negative, in the final exchange rate for such basket currency from the initial exchange rate for such basket currency times (ii) 16.6667%, which is the basket weighting for each basket currency.
➢ The initial exchange rate for each basket currency will equal the exchange rate for such basket currency on the pricing date.
➢ The final exchange rate for each basket currency will equal the exchange rate for such basket currency on the valuation date.
Investing in the securities is not equivalent to investing in the basket currencies.
The securities will not be listed on any securities exchange.
The CUSIP number for the securities is 617446T25.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-13.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per security	$1,000	$15.00	$985.00
Total	$	$	$

(1)	The securities will be issued at $1,000 per security and the agent’s commissions will be $15.00 per security; provided that the price to public and the agent's commissions for the purchase by any single investor of between $1,000,000 to $2,999,999 principal amount of securities will be $997.50 per security and $12.50 per security, respectively; for the purchase by any single investor of between $3,000,000 to $4,999,999 principal amount of securities will be $996.25 per security and $11.25 per security, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of securities will be $995.00 per security and $10.00 per security, respectively.

(2)	For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities–Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

     (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

     (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

     (c) a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the securities we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”
      The securities offered are medium-term debt securities of Morgan Stanley. The return on the securities at maturity is based on the performance relative to the U.S. dollar of an equally-weighted basket of six currencies composed of the Australian dollar, the British pound, the Canadian dollar, the Eurozone euro, the New Zealand dollar and the Norwegian krone.

Each security costs $1,000

We, Morgan Stanley, are offering Buffered Currency-Linked Securities due March 31, 2009, Based on the Performance of a Basket Composed of Six Currencies Relative to the U.S. Dollar, which we refer to as the securities. The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities only guarantee return of 50% of the principal; no interest

Unlike ordinary debt securities, the securities do not pay interest and only guarantee the return of 50% of the principal at maturity. If the basket performance is less than -10%, we will pay to you an amount in cash per security that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decrease beyond the 10% buffer level in the basket currencies relative to the U.S. dollar, subject to the minimum payment at maturity.

The basket performance is the sum of the performance values for each of the basket currencies. The performance value for any basket currency will equal the percentage change relative to the U.S. dollar, whether positive or negative, in the final exchange rate for such currency from its initial exchange rate, multiplied by 16.6667%, which is the basket weighting for each basket currency.

The final exchange rate for each basket currency will be determined on March 20, 2009, which we refer to as the valuation date. See “Description of Securities—Valuation Date”. The scheduled valuation date may be adjusted in the event such day is not a currency business day as described in “Description of Securities—Valuation Date.”

The basket

We have designed the securities to provide investors with exposure to a basket of industrialized nations’ currencies. If the basket of currencies strengthens relative to the U.S. dollar, the payment at maturity will be greater than the $1,000 stated principal amount. If the basket of currencies weakens relative to the U.S. dollar, the payment at maturity will be less than or equal to the $1,000 stated principal amount, and may be significantly less. The following table sets forth the basket currencies, the initial exchange rate, the Reuters page and the weighting for each basket currency. In accordance with market procedure, the initial exchange rates for the Australian dollar, the British pound, the Eurozone euro and the New Zealand dollar are expressed as the number of U.S. dollars per unit of the applicable basket currency, while the initial exchange rates for the Canadian dollar and the Norwegian krone are expressed as the number of units of the applicable basket currency per U.S. dollar.

			Percentage Weight
Basket Currency	Initial Exchange Rate	Reuters Page	in Basket

Australian dollar		WMRSPOT12	16.6667%
British pound		WMRSPOT07	16.6667%
Canadian dollar		WMRSPOT09	16.6667%
Eurozone euro		WMRSPOT05	16.6667%
New Zealand dollar		WMRSPOT12	16.6667%
Norwegian krone		WMRSPOT06	16.6667%

Payment at maturity based on the performance of the basket

At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the basket performance. The basket performance will equal the sum of the performance values of each of the basket currencies. The payment at maturity will be determined at maturity as follows:

If the basket of currencies strengthens relative to the U.S. dollar so that the basket performance is positive, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + the leveraged upside payment, where, leveraged upside payment = ($1,000 x basket performance x leverage factor) and

basket performance	=	the Australian dollar performance value
                            +
the British pound performance value
                            +
the Canadian dollar performance value
                            +
the Eurozone euro performance value
                            +
the New Zealand dollar performance value
                            +
the Norwegian krone performance value,

each as determined on the valuation date;

valuation date	=	March 20, 2009, subject to adjustment in the event that date is a non-currency business day;

leverage factor	=	160-180%, with the actual leverage factor to be determined on the pricing date.

and where,

If the basket of currencies remains unchanged or weakens relative to the U.S. dollar so that the basket performance is less than or equal to zero but greater than or equal to -10%, meaning the basket has weakened relative to the U.S. dollar by an amount less than or equal to the buffer amount of 10%, you will receive for each security that you hold the stated principal amount of $1,000 at maturity.

If the basket of currencies weakens relative to the U.S. dollar so that the basket performance is less than -10%, meaning the basket has weakened relative to the U.S. dollar by more than the buffer amount of 10%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

Because the basket performance will be less than -10%, this payment will be less than to $1,000. However, under no circumstances will the payment at maturity be less than the minimum payment at maturity of $500 per security.

A basket currency’s positive performance value may be offset by another basket currency’s negative performance value, such that the basket performance as a whole is less than, or equal to, zero and you will receive an amount less than or equal to the stated principal amount of $1,000 per security even though some of the basket currencies have strengthened relative to the U.S. dollar.

On PS-8, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity assuming a range of hypothetical basket performances. The graph does not show every situation that may occur.

You can review a table of the historical exchange rates relative to the U.S. dollar and related graphs of each of the basket currencies for each calendar quarter in the period from January 1, 2002 through August 23, 2007, and a graph of the historical performance of the basket for the period from January 1, 2002 to August 23, 2007 (assuming that each of the basket currencies is weighted in the basket as described in “Description of Securities—Basket”) in this pricing supplement under “Description of Securities—Historical Information” and “—Historical Graph.” You cannot predict the future performance of the basket currencies relative to the U.S. dollar or of the basket as a whole relative to the U.S. dollar, or whether increases in any of the basket currencies relative to the U.S. dollar will be offset by decreases in other basket currencies relative to the U.S. dollar, based on their historical performances.

Investing in the securities is not equivalent to investing in the basket currencies.

Currency exchange rates

Exchange rates reflect the amount of one currency that can be exchanged for another currency. In this pricing supplement, the exchange rates for the Australian dollar, the British pound, the Eurozone euro and the New Zealand dollar are expressed as the number of U.S. dollars per unit of the applicable basket currency. For each such basket currency an increase in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and a decrease in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar. In contrast, the exchange rates for the Canadian dollar and the Norwegian krone are expressed as the number of units of the applicable basket currency per U.S. dollar. For each such basket currency, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar. You will receive more than the stated principal amount for each security if the basket of currencies as a whole has appreciated/strengthened relative to the U.S. dollar.

You may revoke your offer to purchase the securities prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

MSCS will be the calculation agent

We have appointed our affiliate, Morgan Stanley Capital Services Inc., which we refer to as MSCS, to act as calculation agent for The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.), the trustee for our senior notes. As calculation agent, MSCS will determine the initial exchange rate for each basket currency, the final exchange rate for each basket currency, the basket currencies’ performance values and the basket performance, and will calculate the amount you will receive at maturity.

Because the characterization of the notes for U.S. federal income tax purposes is unclear, the material U.S. federal income tax consequences of an investment in the notes are uncertain.

There is no direct legal authority as to the proper tax treatment of the notes, and our counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes. Pursuant to the terms of the notes and subject to the discussion under “United States Federal Income Taxation,” you have agreed with us to treat a note as a “contingent payment debt instrument” for U.S. federal income tax purposes, as described in the section of this preliminary pricing supplement called “United States Federal Income Taxation.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in these preliminary terms) of the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. As discussed in the section called “United States Federal Income Taxation—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of the Notes”, alternative tax treatments are possible that could significantly affect the timing and character of income from the Notes. Please read carefully the section called “United States Federal Income Taxation—Tax Consequences to U.S. Holders” in this preliminary pricing supplement.

If you are a non-U.S. investor, please also read the section of this preliminary pricing supplement called “United States Federal Income Taxation—Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the securities

The securities are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007 and prospectus dated January 25, 2006. We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement. You should also read about some of the risks involved in investing in securities in the section called “Risk Factors.” The tax treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us

Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

     For each security, the following graph illustrates the payout on the security at maturity for a range of hypothetical percentage changes in the basket currencies relative to the U.S. dollar. The Leverage Zone illustrates the effect of the leverage factor on upside performance. The Buffer Zone illustrates the buffer effect in the event of a decline in the basket currencies relative to the U.S. dollar. The graph is based on the following terms:

•	Stated Principal Amount per security:	$1,000

•	Buffer Amount:	10%

•	Minimum Payment at Maturity:	$500

and on the following hypothetical terms:

•	Leverage Factor:	170%

     Where the basket performance is positive, the payouts on the securities at maturity reflected in the graph below are equal to $1,000 plus the leveraged upside payment. Where the basket performance is less than or equal to zero but greater than or equal to -10%, the payouts on the securities at maturity reflected in the graph below are equal to the stated principal amount of $1,000 per security. Where the basket performance is less than -10%, the payouts on the securities at maturity reflected in the graph below are equal to $1,000 multiplied by one plus the basket performance plus $100, subject to the minimum payment at maturity of $500 per security, and are consequently amounts less than or equal to the $1,000 stated principal amount of each security. As reflected in the graph below, the payout at maturity on the securities will in no event be less than $500. The graph does not show every situation that may occur.

The Basket
The Securities
Leverage Zone
$1,000 Stated Principal Amount
Buffer Zone
$500 Minimum Payment at Maturity
Payment at Maturity on the Securities
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
-100% -90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% 50%
Percentage Change in Basket Value Relative to the U.S. Dollar

     Below is one example of how to calculate the payment at maturity if the basket percentage increase is positive based on the hypothetical leverage factor and the hypothetical data in the respective table below. Following are two examples of how to calculate the payment at maturity if the basket performance is less than or equal to zero based on the hypothetical data in the respective tables below.

     In these examples, the exchange rates for the Australian dollar, the British pound, the Eurozone euro and the New Zealand dollar are expressed as the number of U.S. dollars per unit of the applicable basket currency. For each such basket currency an increase in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and a decrease in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar. In contrast, the exchange rates for the Canadian dollar and the Norwegian krone are expressed as the number of units of the applicable basket currency per U.S. dollar. For each such basket currency, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.

Example 1: The basket performance is positive.

      Hypothetical Leverage Factor = 170%

		Hypothetical	Hypothetical
Basket Currency	% Weight in Basket	Initial Exchange Rate	Final Exchange Rate

Australian dollar	16.6667%	0.80	0.88
British pound	16.6667%	1.90	2.09
Canadian dollar	16.6667%	1.05	0.955
Eurozone euro	16.6667%	1.30	1.43
New Zealand dollar	16.6667%	0.70	0.77
Norwegian krone	16.6667%	6.00	5.455

Basket Performance = the sum of (i) the Australian dollar performance value, (ii) the British pound performance value, (iii) the Canadian dollar performance value, (iv) the Eurozone euro performance value, (v) the New Zealand dollar performance value and (vi) the Norwegian krone performance value, each as determined on the valuation date.

Currency Performance Values = (i) the percentage change, whether positive or negative, in the final exchange rate for such basket currency from the initial exchange rate for such basket currency times (ii) 16.6667%, which is the basket weighting for each basket currency

So, the basket performance equals:

[(final Australian dollar exchange rate / initial Australian dollar exchange rate) - 1] x 16.6667%
plus
[(final British pound exchange rate / initial British pound exchange rate) - 1] x 16.6667%
plus
[(initial Canadian dollar exchange rate / final Canadian dollar exchange rate) - 1] x 16.6667%
plus
[(final Eurozone euro exchange rate / initial Eurozone euro exchange rate) - 1] x 16.6667%
plus
[(final New Zealand dollar exchange rate / initial New Zealand dollar exchange rate) - 1] x 16.6667%
plus
[(initial Norwegian krone exchange rate / final Norwegian krone exchange rate) - 1] x 16.6667%

Using the final exchange rates above, the basket performance equals:

Australian dollar = [(0.88 / 0.80) - 1] x 16.6667% = 1.66667%
plus
British pound = [(2.09 / 1.90) - 1] x 16.6667% = 1.66667%
plus
Canadian dollar = [(1.05 / 0.955) -1] x 16.6667% = 1.66667%
plus
Eurozone euro = [(1.43 / 1.30) -1] x 16.6667% = 1.66667%
plus
New Zealand dollar = [(0.77 / 0.70) -1] x 16.6667% = 1.66667%
plus
Norwegian krone = [(6.00 / 5.455) -1] x 16.6667% = 1.66667%
which equals
basket performance    =    10%

The payment at maturity will equal $1,000 plus the leveraged upside payment.

The leveraged upside payment will equal (i) $1,000 times (ii) the basket performance times (iii) the hypothetical leverage factor, or:

$1,000 x 10% x 170% = $170

The final payment at maturity per security will be $1,170, or the stated principal amount of $1,000 plus the leveraged upside payment of $170.

Example 2: The basket performance is less than zero but greater than -10%.

		Hypothetical	Hypothetical
Basket Currency	% Weight in Basket	Initial Exchange Rate	Final Exchange Rate

Australian dollar	16.6667%	0.80	0.896
British pound	16.6667%	1.90	2.128
Canadian dollar	16.6667%	1.05	1.50
Eurozone euro	16.6667%	1.30	0.91
New Zealand dollar	16.6667%	0.70	0.784
Norwegian krone	16.6667%	6.00	5.357

Using the final exchange rates above and the formulas for calculating basket performance and the currency performance values for each currency, the basket performance equals:

Australian dollar = [(0.896 / 0.80) - 1] x 16.6667% = 2%

plus
British pound = [(2.128 / 1.90) - 1] x 16.6667% = 2%

plus
Canadian dollar = [(1.05 / 1.50) -1] x 16.6667% = -5%

plus
Eurozone euro = [(0.91 / 1.30) -1] x 16.6667% = -5%

plus
New Zealand dollar = [(0.784 / 0.70) -1] x 16.6667% = 2%

plus
Norwegian krone = [(6.00 / 5.357) -1] x 16.6667% = 2%
which equals
basket performance     =     -2%

Because the basket performance is less than or equal to zero but greater than or equal to -10%, the payment at maturity will be the stated principal amount of $1,000 per security.

     In the above example, the final exchange rates of four of the basket currencies—the Australian dollar, the British pound, the New Zealand dollar and the Norwegian krone (with a combined weighting of 66.667% of the basket)—are each 12% higher than their respective initial exchange rates, but the final exchange rates of the other basket currencies—the European euro and the Canadian dollar (with a combined weighting of 33.333% of the basket)—are 30% lower than their initial exchange rates. Though the final exchange rates of four of the basket currencies have increased over their respective initial exchange rates and the final exchange rates of only two have decreased from their initial exchange rates, the basket currencies that weakened more than offset the basket currencies that strengthened, and the basket performance is - 2%.

Example 3: The basket performance is less than -10%.

		Hypothetical	Hypothetical
Basket Currency	% Weight in Basket	Initial Exchange Rate	Final Exchange Rate

Australian dollar	16.6667%	0.80	0.824
British pound	16.6667%	1.90	1.957
Canadian dollar	16.6667%	1.05	2.625
Eurozone euro	16.6667%	1.30	0.52
New Zealand dollar	16.6667%	0.70	0.721
Norwegian krone	16.6667%	6.00	5.825

Using the final exchange rates above and the formulas for calculating basket performance and the currency performance values for each currency, the basket performance equals:

Australian dollar = [(0.824 / 0.80) - 1] x 16.6667% = 0.5%

plus
British pound = [(1.957 / 1.90) - 1] x 16.6667% = 0.5%

plus
Canadian dollar = [(1.05 / 2.625) -1] x 16.6667% = - 10%

plus
Eurozone euro = [(0.52 / 1.30) -1] x 16.6667% = -10%

plus
New Zealand dollar = [(0.721 / 0.70) -1] x 16.6667% = 0.5%

plus
Norwegian krone = [(6.00 / 5.825) -1] x 16.6667% = 0.5%
which equals
basket performance = -18%

     In the above example, the final exchange rates of four of the basket currencies—the Australian dollar, the British pound, the New Zealand dollar and the Norwegian krone (with a combined weighting of 66.667% of the basket)—are each 3% higher than their respective initial exchange rates, but the final exchange rates of the other basket currencies—the European euro and the Canadian dollar (with a combined weighting of 33.333% of the basket)—are 60% lower than their initial exchange rates. Accordingly, although the final exchange rates of four of the basket currencies have increased over their respective initial exchange rates and the final exchange rates of only two have decreased from their initial exchange rates, the basket performance is -18%. Therefore, the payment at maturity per security will equal:

The stated principal amount of [$1,000 times (1 plus the basket performance)] plus $100; or

$1,000 x 82% + $100 = $920

     Please review the table of the historical exchange rates of each of the basket currencies against the U.S. dollar for each calendar quarter in the period from January 1, 2002 through August 23, 2007 and related graphs. Please also review the graph of the historical performance of the equally weighted basket for the period from January 1, 2002 through August 23, 2007 in this pricing supplement under “Description of Securities—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket currencies during such period. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.

RISK FACTORS

     The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the securities do not pay interest and guarantee only the return of 50% of your principal at maturity. This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest and only guarantee return of 50% of your principal

The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and provide a minimum payment at maturity of only 50% of the stated principal amount of the securities. Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the basket performance. If the basket performance is less than -10%, meaning the basket currency have weakened relative to the U.S. dollar by more than the 10% buffer amount, you will receive an amount in cash at maturity that is less than the $1,000 stated principal amount of each security by an amount proportionate to the weakening beyond the 10% buffer level of the basket currencies relative to the U.S. dollar, subject to the minimum payment at maturity of $500 per security. See “Hypothetical Payouts on the Securities at Maturity” on PS–8.

The securities are subject to currency exchange risk

Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the securities.

The exchange rates between the basket currencies and the U.S. dollar are the result of the supply of, and the demand for, those basket currencies. Changes in the exchange rates result from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:

  existing and expected rates of inflation,
  existing and expected interest rate levels,
  the balance of payments, and
  the extent of governmental surpluses or deficits in the relevant foreign country and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.

The securities will not be listed

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. currently intends to act as a market maker for the securities but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities easily. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the securities.

Market price of the securities may be influenced by many unpredictable factors

Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. As noted above, we expect that the exchange rates for the basket currencies on any day will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

  the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar, interest and yield rates in the U.S. market and in the markets for each of the basket currencies, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates, the time remaining to the maturity of the securities, and
  our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the principal amount if at the time of sale the exchange rates for certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise.

You cannot predict the future performance of any of the basket currencies based on their historical performance. The basket performance may be sufficiently negative so that you will receive at maturity an amount that is less than the $1,000 stated principal amount. In addition, there can be no assurance that the basket performance will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the securities.

Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the securities

Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country. Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of the securities in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed. Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency.

A weakening in the exchange rate of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the securities and the return on an investment in the securities.

Even though currencies trade around-the-clock, the securities will not

The Interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the basket currencies are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities. The possibility of these movements should be taken into account in relating the value of the securities to those in the underlying foreign exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the supplemental redemption amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other

Exchange rate movements in the basket currencies may not correlate with each other. At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, the exchange rate of one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent. Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

You can review a table of the historical exchange rates and related graphs of each of the basket currencies for each calendar quarter in the period from January 1, 2002 through August 23, 2007, and a graph of the historical performance of the basket for the period from January 1, 2002 to August 23, 2007 (assuming that each of the basket currencies is weighted in the basket as described above) in this pricing supplement under “Description of Securities—Historical Information” and “—Historical Graph.” You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether increases in any of basket currencies relative to the U.S. dollar will be offset by decreases in other basket currencies relative to the U.S. dollar, based on historical performance. In addition, there can be no assurance that the basket performance will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the securities. If the basket performance is less than -10%, you will receive at maturity an amount that is less than the amount of your original investment in the securities, and which could be significantly less.

Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the securities

The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the securities.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.

As calculation agent, MSCS will determine the initial exchange rate for each basket currency, the final exchange rate for each basket currency, the basket currencies’ performance values, the basket performance, and calculate the amount you will receive at maturity. Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of a basket currency’s exchange rate, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Securities—Exchange Rate.”

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the exchange rates of the basket currencies

MS & Co. and other affiliates of ours will carry out hedging activities related to the securities (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies. MS & Co. and some of our other subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to pricing date could potentially affect the initial exchange rates for the basket currencies and, as a result, could affect the exchange rates at which the basket currencies must close on the valuation date before you receive a payment at maturity that exceeds the $1,000 principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the exchange rates of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

Because the characterization of the securities for U.S. federal income tax purposes is unclear, the material U.S. federal income tax consequences of an investment in the securities are uncertain.

There is no direct legal authority as to the proper tax treatment of the securities, and our counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes. Pursuant to the terms of the securities and subject to the discussion under “United States Federal Income Taxation,” you have agreed with us to treat a security as a “contingent payment debt instrument” for U.S. federal income tax purposes, as described in the section of this preliminary pricing supplement called “United States Federal Income Taxation.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in these preliminary terms) of the securities. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the securities generally will be treated as ordinary income. As discussed in the section called “United States Federal Income Taxation—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of the Securities”, alternative tax treatments are possible that could significantly affect the timing and character of income from the securities. Please read carefully the section called “United States Federal Income Taxation—Tax Consequences to U.S. Holders” in this preliminary pricing supplement.

If you are a non-U.S. investor, please also read the section of this preliminary pricing supplement called “United States Federal Income Taxation—Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Securities” refers to each $1,000 stated principal amount of our Buffered Currency-Linked Securities due March 31, 2009, Based on the Performance of a Basket Composed of Six Currencies Relative to the U.S. Dollar. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	September , 2007. If such date is not a Currency Business Day with respect to any Basket Currency, the Pricing Date with respect to such Basket Currency will be the immediately preceding Currency Business Day with respect to such Basket Currency.

Original Issue Date (Settlement Date)	September , 2007

Maturity Date Valuation Date

March 31, 2009.

March 20, 2009. If such date is not a Currency Business Day with respect to any Basket Currency, the Valuation Date with respect to such Basket Currency will be the immediately preceding Currency Business Day with respect to such Basket Currency.

Issue Price Stated Principal Amount Denominations CUSIP Number Interest Rate Specified Currency Basket

$1,000 per Security

$1,000 per Security

$1,000 and integral multiples thereof

617446T25

None

U.S. dollars

The following table sets forth the Basket Currencies, the Reuters Page for each Basket Currency and the Basket Weighting of each Basket Currency in the Basket:

Basket Currency	Reuters Page	Basket Weighting

Australian dollar	WMRSPOT12	16.6667%
British pound	WMRSPOT07	16.6667%
Canadian dollar	WMRSPOT09	16.6667%
Eurozone euro	WMRSPOT05	16.6667%
New Zealand dollar	WMRSPOT12	16.6667%
Norwegian krone	WMRSPOT06	16.6667%

Payment at Maturity

At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash equal to:

(i) if the Basket Performance is greater than zero, the Stated Principal Amount of $1,000 plus the Leveraged Upside Payment,

(ii) if the Basket Performance is less than or equal to zero but greater than or equal to -10%, the Stated Principal Amount of $1,000, or

(iii) if the Basket Performance is less than -10%, $1,000 times one plus the Basket Performance plus $100, subject to the Minimum Payment at Maturity.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Leveraged Upside Payment Leverage Factor	$1,000 times the Basket Performance times the Leverage Factor. 160-180%. The actual Leverage Factor will be determined on the Pricing Date.

Minimum Payment at Maturity Maximum Payment at Maturity Basket Performance

$500 per Security

None.

The Basket Performance will equal the sum of (i) the Australian Dollar Performance Value, (ii) the British Pound Performance Value, (iii) the Canadian Dollar Performance Value, (iv) the Eurozone Euro Performance Value, (v) the New Zealand dollar Performance Value and (vi) the Norwegian Krone Performance Value, each as determined on the Valuation Date.

Exchange Rate

Exchange Rate means, on any Currency Business Day, with respect to each of the Basket Currencies, the rate for conversion of such Basket Currency into U.S. dollars (expressed (i) in the case of the Australian dollar, the British pound, the Eurozone euro and the New Zealand dollar, as the number of U.S. dollars per unit of such Basket Currency and (ii) in the case of the Canadian dollar and the Norwegian krone, as the number of units of such Basket Currency per U.S. dollar) as determined by reference to the rate displayed on the applicable Reuters Page for such Basket Currency on such Currency Business Day under the column “MID”, as determined by the Calculation Agent; provided that if no such rate is displayed on the applicable Reuters Page for such day or the Calculation Agent determines in good faith that the rate so displayed on the applicable Reuters Page is manifestly incorrect, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such Basket Currency into U.S. dollars determined by at least five independent leading dealers, selected by the Calculation Agent (the “Reference Dealers”), in

the underlying market for such Basket Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such Basket Currency determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent.

Currency Business Day

Any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in London, England.

Basket Weighting Australian Dollar Performance Value

For each Basket Currency, 16.6667%.

The Australian Dollar Performance Value is (i) a fraction, the numerator of which will be the Final Australian Dollar Exchange Rate and the denominator of which will be the Initial Australian Dollar Exchange Rate, minus one, times (ii) the Basket Weighting. The Australian Dollar Performance Value is described by the following formula and will be determined on the Valuation Date:

Final Australian Dollar Exchange Rate	The Exchange Rate for the Australian dollar at or about 4:00 p.m. London time on the Valuation Date as determined by the Calculation Agent.

Initial Australian Dollar Exchange Rate	, the Exchange Rate for the Australian dollar at or about 4:00 p.m. London time on the Pricing Date.

British Pound Performance Value

The British Pound Performance Value is (i) a fraction, the numerator of which will be the Final British Pound Exchange Rate and the denominator of which will be the Initial British Pound Exchange Rate, minus one, times (ii) the Basket Weighting. The British Pound Performance Value is described by the following formula and will be determined on the Valuation Date:

Final British Pound Exchange Rate	The Exchange Rate for the British pound at or about 4:00 p.m. London time on the Valuation Date as determined by the Calculation Agent.

Initial British Pound Exchange Rate	, the Exchange Rate for the British pound at or about 4:00 p.m. London time on the Pricing Date.

Canadian Dollar Performance Value

The Canadian Dollar Performance Value is (i) a fraction, the numerator of which will be the Initial Canadian Dollar Exchange Rate and the denominator of which will be the Final Canadian Dollar Exchange Rate, minus one, times (ii) the Basket Weighting. The Canadian Dollar Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Canadian Dollar Exchange Rate	, the Exchange Rate for the Canadian dollar at or about 4:00 p.m. London time on the Pricing Date.

Final Canadian Dollar Exchange Rate	The Exchange Rate for the Canadian dollar at or about 4:00 p.m. London time on the Valuation Date as determined by the Calculation Agent.

Eurozone Euro Performance Value

The Eurozone Euro Performance Value is (i) a fraction, the numerator of which will be the Final Eurozone Euro Exchange Rate and the denominator of which will be the Initial Eurozone Euro Exchange Rate, minus one, times (ii) the Basket Weighting. The Eurozone Euro Performance Value is described by the following formula and will be determined on the Valuation Date:

Final Eurozone Euro Exchange Rate	The Exchange Rate for the Eurozone euro at or about 4:00 p.m. London time on the Valuation Date as determined by the Calculation Agent.

Initial Eurozone Euro Exchange Rate	, the Exchange Rate for the Eurozone euro at or about 4:00 p.m. London time on the Pricing Date.

New Zealand Dollar Performance Value

The New Zealand Dollar Performance Value is (i) a fraction, the numerator of which will be the Final New Zealand Dollar Exchange Rate and the denominator of which will be the Initial New Zealand Dollar Exchange Rate, minus one, times (ii) the Basket Weighting. The New Zealand Dollar Performance Value is described by the following formula and will be determined on the Valuation Date:

Final New Zealand Dollar Exchange Rate	The Exchange Rate for the New Zealand dollar at or about 4:00 p.m. London time on the Valuation Date as determined by the Calculation Agent.

Initial New Zealand Dollar Exchange Rate	, the Exchange Rate for the New Zealand dollar at or about 4:00 p.m. London time on the Pricing Date.

Norwegian Krone Performance Value

The Norwegian Krone Performance Value is (i) a fraction, the numerator of which will be the Initial Norwegian Krone Exchange Rate and the denominator of which will be the Final Norwegian Krone Exchange Rate, minus one, times (ii) the Basket Weighting. The Norwegian Krone Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Norwegian Krone Exchange Rate	, the Exchange Rate for the Norwegian krone at or about 4:00 p.m. London time on the Pricing Date.

Final Norwegian Krone Exchange Rate	The Exchange Rate for the Norwegian krone at or about 4:00 p.m. London time on the Valuation Date as determined by the Calculation Agent.

Book Entry Note or Certificated Note

Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry Securities, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note Trustee	Senior The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent Calculation Agent

MS & Co.

Morgan Stanley Capital Services Inc. (“MSCS”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-

billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Exchange Rates, Final Exchange Rates, the Basket Performance, and the Payment at Maturity, MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the date of acceleration were the Valuation Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Historical Graph

The following graph sets forth the historical performance of the equally-weighted Basket relative to the U.S. dollar for the period from January 1, 2002 through August 23, 2007 and illustrates the effect of the offset and/or correlation among the Basket Currencies during such period. The graph does not take into account the Leverage Factor on the Securities, nor does it attempt to show your expected return on an investment in the Securities. You cannot predict the future performance of any of the Basket Currencies or of the Basket as a whole, or whether strengthenings in the exchange rates of any of the Basket Currencies relative to the U.S. dollar will be offset by weakenings in the exchange rates of other Basket Currencies, based on their historical performance.

Historical Basket Performance January 1, 2002 through August 23, 2007

Historical Information

The following tables set forth the published high, low and end of quarter exchange rates for each of the Basket Currencies for each calendar quarter from January 1, 2002 to August 23, 2007. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each Basket Currency for the period January 1, 2002 to August 23, 2007. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. In addition, the daily exchange rates published by Bloomberg Financial Markets may differ from the exchange rates as determined on the applicable Reuters page pursuant to “Exchange Rate” above. We will not use Bloomberg Financial Markets to determine the applicable exchange rates. The historical exchange rates and historical exchange rate performance of the Basket Currencies set forth below should not be taken as an indication of future performance. We cannot give you any assurance that the Basket Performance will be positive so that you will receive at maturity an amount in excess of the Stated Principal Amount of the Securities. If the Basket Performance is less than 10%, you will receive at maturity an amount that is less than the Stated Principal Amount, which could be significantly less. Under no circumstance will you receive less than the Minimum Payment at Maturity for each Security.

Australian dollar Historical High, Low and Period End Exchange Rates January 1, 2002 through August 23, 2007 (expressed as U.S. dollars per Australian dollar)

Australian dollar	High	Low	Period End

2002
First Quarter	0.5336	0.5069	0.5328
Second Quarter	0.5753	0.5285	0.5634
Third Quarter	0.5674	0.5272	0.5426
Fourth Quarter	0.5669	0.5439	0.5616
2003
First Quarter	0.6163	0.5620	0.6044
Second Quarter	0.6736	0.5986	0.6736
Third Quarter	0.6810	0.6366	0.6801
Fourth Quarter	0.7520	0.6791	0.7520
2004
First Quarter	0.7985	0.7336	0.7667
Second Quarter	0.7668	0.6824	0.6993
Third Quarter	0.7323	0.6885	0.7277
Fourth Quarter	0.7917	0.7216	0.7803
2005
First Quarter	0.7984	0.7553	0.7729
Second Quarter	0.7813	0.7495	0.7624
Third Quarter	0.7750	0.7393	0.7620
Fourth Quarter	0.7636	0.7242	0.7328
2006
First Quarter	0.7582	0.7049	0.7164
Second Quarter	0.7759	0.7158	0.7423
Third Quarter	0.7713	0.7419	0.7459
Fourth Quarter	0.7909	0.7421	0.7886
2007
First Quarter	0.8099	0.7703	0.8086
Second Quarter	0.8493	0.8132	0.8493
Third Quarter
(through August 23, 2007)	0.8836	0.7912	0.8209

Australian dollar (expressed as U.S. dollars per Australian dollar)

British pound Historical High, Low and Period End Exchange Rates January 1, 2002 through August 23, 2007 (expressed as U.S. dollars per British pound)

British pound	High	Low	Period End

2002
First Quarter	1.4534	1.4082	1.4259
Second Quarter	1.5335	1.4308	1.5335
Third Quarter	1.5844	1.5201	1.5684
Fourth Quarter	1.6100	1.5432	1.6100
2003
First Quarter	1.6552	1.5624	1.5827
Second Quarter	1.6853	1.5541	1.6546
Third Quarter	1.6691	1.5674	1.6618
Fourth Quarter	1.7858	1.6624	1.7858
2004
First Quarter	1.9047	1.7830	1.8462
Second Quarter	1.8572	1.7559	1.8203
Third Quarter	1.8730	1.7731	1.8120
Fourth Quarter	1.9467	1.7795	1.9181
2005
First Quarter	1.9291	1.8547	1.8905
Second Quarter	1.9193	1.7915	1.7915
Third Quarter	1.8444	1.7376	1.7643
Fourth Quarter	1.7845	1.7142	1.7230
2006
First Quarter	1.7875	1.7199	1.7372
Second Quarter	1.8947	1.7392	1.8484
Third Quarter	1.9080	1.8184	1.8723
Fourth Quarter	1.9815	1.8536	1.9589
2007
First Quarter	1.9813	1.9205	1.9678
Second Quarter	2.0088	1.9626	2.0088
Third Quarter
(through August 23, 2007)	2.0627	1.9812	2.0057

British pound (expressed as U.S. dollars per British pound)

Canadian dollar Historical High, Low and Period End Exchange Rates January 1, 2002 through August 23, 2007 (expressed as Canadian dollars per U.S. dollar)

Canadian dollar	High	Low	Period End

2002
First Quarter	1.6135	1.5772	1.5949
Second Quarter	1.5998	1.5115	1.5173
Third Quarter	1.5972	1.5123	1.5868
Fourth Quarter	1.5967	1.5480	1.5718
2003
First Quarter	1.5766	1.4634	1.4672
Second Quarter	1.4773	1.3342	1.3467
Third Quarter	1.4166	1.3368	1.3521
Fourth Quarter	1.3470	1.2931	1.2970
2004
First Quarter	1.3427	1.2716	1.3093
Second Quarter	1.3967	1.3073	1.3328
Third Quarter	1.3331	1.2613	1.2613
Fourth Quarter	1.2717	1.1774	1.2019
2005
First Quarter	1.2553	1.2012	1.2104
Second Quarter	1.2694	1.2143	1.2251
Third Quarter	1.2436	1.1630	1.1630
Fourth Quarter	1.1939	1.1501	1.1620
2006
First Quarter	1.1720	1.1316	1.1686
Second Quarter	1.1710	1.0987	1.1163
Third Quarter	1.1417	1.1037	1.1180
Fourth Quarter	1.1659	1.1153	1.1659
2007
First Quarter	1.1845	1.1540	1.1540
Second Quarter	1.1595	1.0586	1.0654
Third Quarter
(through August 23, 2007)	1.0786	1.0357	1.0536

Canadian dollar (expressed as Canadian dollars per U.S. dollar)

Eurozone euro Historical High, Low and Period End Exchange Rates January 1, 2002 through August 23, 2007 (expressed as U.S. dollars per Eurozone euro)

Eurozone euro	High	Low	Period End

2002
First Quarter	0.9033	0.8593	0.8717
Second Quarter	0.9914	0.8750	0.9914
Third Quarter	1.0117	0.9660	0.9866
Fourth Quarter	1.0492	0.9707	1.0492
2003
First Quarter	1.1054	1.0362	1.0915
Second Quarter	1.1909	1.0695	1.1511
Third Quarter	1.1656	1.0809	1.1656
Fourth Quarter	1.2595	1.1416	1.2595
2004
First Quarter	1.2842	1.2128	1.2316
Second Quarter	1.2365	1.1822	1.2199
Third Quarter	1.2452	1.2011	1.2436
Fourth Quarter	1.3637	1.2285	1.3554
2005
First Quarter	1.3465	1.2757	1.2964
Second Quarter	1.3087	1.2032	1.2108
Third Quarter	1.2542	1.1902	1.2026
Fourth Quarter	1.2179	1.1670	1.1849
2006
First Quarter	1.2307	1.1820	1.2118
Second Quarter	1.2926	1.2092	1.2790
Third Quarter	1.2891	1.2505	1.2674
Fourth Quarter	1.3343	1.2513	1.3199
2007
First Quarter	1.3386	1.2892	1.3354
Second Quarter	1.3651	1.3303	1.3542
Third Quarter
(through August 23, 2007)	1.3827	1.3426	1.3566

Eurozone euro (expressed as U.S. dollars per Eurozone euro)

New Zealand dollar Historical High, Low and Period End Exchange Rates January 1, 2002 through August 23, 2007 (expressed as U.S. dollars per New Zealand dollar)

New Zealand dollar	High	Low	Period End

2002
First Quarter	0.4413	0.4160	0.4404
Second Quarter	0.4982	0.4346	0.4871
Third Quarter	0.4920	0.4529	0.4688
Fourth Quarter	0.5267	0.4733	0.5245
2003
First Quarter	0.5670	0.5234	0.5550
Second Quarter	0.5875	0.5407	0.5875
Third Quarter	0.5999	0.5655	0.5951
Fourth Quarter	0.6556	0.5922	0.6556
2004
First Quarter	0.7096	0.6440	0.6686
Second Quarter	0.6680	0.5978	0.6364
Third Quarter	0.6778	0.6275	0.6778
Fourth Quarter	0.7224	0.6696	0.7182
2005
First Quarter	0.7448	0.6926	0.7117
Second Quarter	0.7355	0.6974	0.6974
Third Quarter	0.7091	0.6731	0.6914
Fourth Quarter	0.7183	0.6717	0.6837
2006
First Quarter	0.6987	0.6037	0.6157
Second Quarter	0.6425	0.5968	0.6083
Third Quarter	0.6703	0.6046	0.6530
Fourth Quarter	0.7060	0.6556	0.7039
2007
First Quarter	0.7174	0.6746	0.7144
Second Quarter	0.7726	0.7194	0.7726
Third Quarter
(through August 23, 2007)	0.8059	0.6883	0.7153

New Zealand dollar (expressed as U.S. dollars per New Zealand dollar)

Norwegian krone Historical High, Low and Period End Exchange Rates January 1, 2002 through August 23, 2007 (expressed as Norwegian krone per U.S. dollar)

Norwegian krone	High	Low	Period End

2002
First Quarter	9.1243	8.7196	8.8426
Second Quarter	8.7555	7.4905	7.4978
Third Quarter	7.8108	7.2965	7.4052
Fourth Quarter	7.6555	6.9370	6.9370
2003
First Quarter	7.4712	6.8311	7.2720
Second Quarter	7.3181	6.6227	7.2034
Third Quarter	7.6800	6.9775	7.0444
Fourth Quarter	7.2284	6.6287	6.6652
2004
First Quarter	7.1341	6.6614	6.8444
Second Quarter	6.9855	6.6438	6.9260
Third Quarter	7.0431	6.6851	6.7073
Fourth Quarter	6.7520	6.0521	6.0805
2005
First Quarter	6.5725	6.0732	6.3385
Second Quarter	6.5940	6.2433	6.5328
Third Quarter	6.6665	6.2191	6.5468
Fourth Quarter	6.7991	6.4232	6.7442
2006
First Quarter	6.8351	6.5140	6.5525
Second Quarter	6.5043	5.9877	6.2214
Third Quarter	6.5949	6.1223	6.5333
Fourth Quarter	6.7766	6.0951	6.2360
2007
First Quarter	6.4894	6.0826	6.0826
Second Quarter	6.1263	5.8943	5.8943
Third Quarter
(through August 23, 2007)	5.9717	5.7280	5.8605

Norwegian krone (expressed as Norwegian krone per U.S. dollar)

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities. The original issue price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in forwards and options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially strengthen the Basket Currencies relative to the U.S. dollar, and, therefore, increase the exchange rate against the U.S. dollar at which each of the Basket Currencies must be on the Valuation Date before you would receive at maturity a payment that exceeds the $1,000 Stated Principal Amount of the Securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Valuation Date, by purchasing and selling the Basket Currencies or forwards or options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities, including by selling any such currencies or instruments on the Valuation Date. We cannot give any assurance that our hedging activities will not adversely affect the exchange rates of the Basket Currencies relative to the U.S. dollar and, therefore, adversely affect the exchange rates of the Basket Currencies relative to the U.S. dollar on the Valuation Date or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $997.50 per Security and the agent’s commissions will be $12.50 per Security for purchasers of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Securities, the price will be $996.25 per

Security and the agent’s commissions will be $11.25 per Security for purchasers of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Securities and the price will be $995.00 per Security and the agent’s commissions will be $10.00 per Security for purchasers of greater than or equal to $5,000,000 principal amount of Securities. The Agent may allow a concession not in excess of $15.00 per Security to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that, concessions allowed to dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Securities distributed by such dealers. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on September   , 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities or its component stocks, commodities or the Underlying Shares in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ERISA Matters for Pension Plans
and Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any Securities to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Taxation

Tax Consequences to U.S. Holders

The following summary is a general discussion of the U.S. federal income tax treatment of the Securities to a U.S. Holder and will depend on whether the “denomination currency” (as defined in the applicable Treasury regulations) of the Securities is the U.S. dollar. We have determined that the denomination currency of the Securities is the U.S. dollar. Accordingly, the Securities are not subject to the special rules described in the Treasury regulations governing nonfunctional currency contingent payment debt instruments. Pursuant to the terms of the Securities you have agreed with us to treat a Security as a “contingent payment debt instrument” for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

Please read the discussions in the Tax Disclosure Sections of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Securities.

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Securities on a constant yield basis in each year that they hold the Securities, even though no stated interest will be paid on the Securities. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Securities will generally be treated as ordinary income.

The rate of accrual of OID on the Securities is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement. If the Securities were priced on August 23, 2007, the comparable yield would be an annual rate of 5.0392% compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a Security (assuming an issue price of $1,000) consists of a projected amount equal to $1,077.9733 due at maturity. However, the comparable yield and the projected payment schedule of the Securities will be determined on the pricing date and may be different from the comparable yield and the projected payment schedule set forth above. The actual comparable yield and the projected payment schedule of the Securities as of the pricing date will be provided in the final pricing supplement.

Based on the comparable yield set forth above, the following table states the amount of OID (without taking into account the difference, if any, between the actual and the projected amount of the payment at maturity) that will be deemed to have accrued with respect to a Security for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

		TOTAL OID
		DEEMED TO
	OID	HAVE ACCRUED
	DEEMED TO	FROM ORIGINAL
	ACCRUE	ISSUE DATE (PER
	DURING	SECURITY) AS OF
	ACCRUAL	END OF
	PERIOD (PER	ACCRUAL
ACCRUAL PERIOD	SECURITY)	PERIOD

Original Issue Date through
December 31, 2007	$12.8780	$12.8780
December 31, 2007 through
June 30, 2008	$25.5205	$38.3984
June 30, 2008 through
December 31, 2008	$26.1635	$64.5619
January 1, 2009 through March
31, 2009	$13.4114	$77.9733

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Securities, and we make no representation regarding the actual amounts of payments that will be made on a Security.

Possible Alternative Tax Treatments of the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to characterize a Security as a forward contract relating to foreign currency subject to section 988 of the Internal Revenue Code of 1986, as amended.

If the IRS were successful in asserting such a treatment of the Securities, the timing and character of income thereon would be affected. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Securities.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.